EXHIBIT 10.3.3

THE NEW HAVEN SAVINGS BANK

2004 SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

EFFECTIVE JANUARY 1, 2004

PREAMBLE

The purpose of this Plan is to provide specified benefits to a select group of management or highly compensated employees who contribute materially to the continued growth, development and future business success of the Bank. This Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA. To encourage the Participants (as hereinafter defined) herein to remain employees of the Bank, the Bank is willing to provide supplemental retirement benefits to the Participants. The Bank will pay the benefits from its general assets.

This Plan will become effective on January 1, 2004, and will be effective as to each Participant on the date he or she is designated as such hereunder. The Participants listed in the Appendix A attached hereto will be Plan Participants on January 1, 2004, and each such Participant will have his or her Plan benefit determined by including the age and Service credits accrued and earned under The New Haven Savings Bank Supplemental Executive Retirement Plan, effective as of April 1, 1988, and frozen effective as of December 31, 2003 (with the age and Service credits under the Plan).

SECTION I

Definitions

1.1 “Affiliate” means any corporation, partnership or other organization which, during any period of employment of a Participant, was at least 50% controlled by the Company, the Bank or an affiliate of the Company or the Bank.

1.2 “Bank” means The New Haven Savings Bank.

1.3 “Basic Plan” means the New Haven Savings Bank Employees’ Retirement Plan.

1.4 “Basic Plan Benefit” means the amount of benefit payable from the Basic Plan to a Participant in the form of a straight life annuity when benefits commence under the Basic Plan.

1.5 “Committee” means the Compensation Committee of the Board of Directors of the Bank, which has been given authority by the Board of Directors to administer this Plan.

1.6 “Company” means NewAlliance Bancorp, Inc.

1.7 “Earnings” means base salary and payments under the Bank’s Executive Incentive Plan but excludes any awards under the Long-Term Incentive Plan of the Bank and any stock option or restricted stock plan adopted by the Company, and shall equal the average over the 36 highest paid consecutive months of employment with the Company, the Bank or an Affiliate.

1.8 “Participant” means an employee of the Company, the Bank or an Affiliate designated as a Participant by the Committee. An employee shall become a Participant in the Plan as of the date he or she is individually selected by, and specifically named in the resolutions of, the Committee for inclusion in the Plan.

1.9 “Plan” means the Bank’s 2004 Supplemental Executive Retirement Plan.

1.10 “Retirement” means the termination of a Participant’s employment with the Bank on one of the retirement dates specified in Section 2.1.

1.11 “Service” means a Participant’s vesting years of service as defined in the Basic Plan.

1.12 “Surviving Spouse” means the spouse of a Participant who is eligible to receive a surviving spouse benefit under the Basic Plan.

SECTION II

Eligibility For Benefits

2.1 Each Participant is eligible to retire and receive a benefit under this Plan beginning on one of the following dates:

(a) “Normal Retirement Date”, which is the first day of the month following the month in which the Participant reaches age 65.

(b) “Early Retirement Date”, which is the first day of any month following the month in which the Participant is both at least age 55 and has 10 years of Service and elects to terminate his or her employment with the Company, the Bank and any Affiliates thereof.

(c) “Postponed Retirement Date”, which is the first day of the month following the Participant’s Normal Retirement date in which the Participant terminates employment with the Bank.

SECTION III

Amount and Form of Retirement Benefit

3.1 Benefit Payable At Normal Retirement Date: The annual retirement benefit payable at Normal Retirement Date (to include a Participant that retires prior to age 65 but defers payment of the benefit to the Normal Retirement Date) will equal 50% of Earnings for Participants with 20 years of Service less any Basic Plan Benefit and reduced as follows for each year of Service under 20:

Years of Service	Benefit as a Percent of Earnings
0 to 4	0%
5	15
6	18
7	21
8	24
9	27
10	30
11	32
12	34
13	36
14	38
15	40
16	42
17	44
18	46
19	48
20 or more	50

For example, if a Participant retires with 17 years of Service and elects to receive payments commencing at age 65, the annual retirement benefit shall be equal to 44% of Earnings (less any Basic Plan Benefit).

3.2 Benefit Payable when Retiring After Early Retirement Date But Prior To Normal Retirement Date: If a Participant who otherwise satisfies the Plan’s definition of the Early Retirement Date retires from the Bank and elects to commence payment of his or her benefits immediately upon his or her retirement, he or she shall receive an annual benefit equal to the percentage of his or her Earnings, in accordance with the following table, less any Basic Plan Benefit:

Years of Service as of Date of Retirement	Benefit as a Percent of Earnings
0 to 9	0%
10	5
11	10
12	15
13	20
14	25
15	30
16	35
17	40
18	45
19 or more	50

For example, if a Participant retires with 17 years of Service and elects to commence receipt of payments prior to attaining age 65, the annual retirement benefit shall be equal to 35% of Earnings (less any Basic Plan Benefit).

3.3 Benefit Payable At Postponed Retirement Date: The annual retirement benefit payable at a Postponed Retirement Date will be equal to the benefit determined in accordance with Section 3.1 based on Earnings and Service as of the Participant’s Postponed Retirement Date.

3.4 Change in Control: In the event that the employment of a Participant listed in Appendix B is terminated subsequent to a Change in Control of the Company and/or the Bank (as such term shall be defined in the employment agreements by and among the Company, the Bank and such Participants), for purposes of calculating the benefit due hereunder, the Participant will be treated as follows: 1) having attained an age equal to the greater of (x) his or her actual age as of the date of such termination plus three additional years of age or (y) age 55; and 2) having three additional years of Service credit. Furthermore, in such event, the benefits payable hereunder shall be paid in a single lump sum and shall be discounted to present value in the manner specified in Section 3.5 hereof. The schedule to be used to determine the benefit due (prior to calculating the present value) will be based on the number of years of deemed Service after giving effect to the additional three years of Service.

3.5 Form of Benefit: The benefits determined under this Plan shall be calculated in the form of a single life annuity and then shall be converted into and paid in the same form as benefits are paid under the Basic Plan. Notwithstanding the foregoing, a Participant may elect to receive the benefits determined under this Plan in a single lump sum payment. Such single lump sum payment shall equal the present value of the stream of annual installment payments specified in Section III (Section 3.1, 3.2 or 3.3, as applicable, and as determined by a Participant’s election to receive the benefit provided in Section 3.1, 3.2 or 3.3) actuarially calculated and based upon the present value calculation described in Section 417(e)(3) of the Internal Revenue Code of 1986, as amended, or any successor thereto, (the “Code”) as in effect at the date of the Participant’s cessation of employment. Notwithstanding the foregoing, in the event of a change in control, the present value calculation shall be determined by using a discount rate equal to the applicable federal rate, as defined in Section 280G(d)(4) of Code. A Participant’s election to receive the benefits determined hereunder in a single lump sum payment must be made in writing and submitted to the Bank prior to he or she receiving any benefits hereunder and the lump sum election shall not become effective until the year subsequent in which such election is made; provided, however, the foregoing provision shall not be applicable to payments made pursuant to Section 3.4.

SECTION IV

Payment of Retirement Benefits

4.1 Benefits payable in accordance with Section III will commence on the Participant’s date of Retirement or, in the case of early Retirement, on the first day of the month following the Participant’s Early Retirement Date, as the Participant elects under the Basic Plan.

4.2 Benefits shall be forfeited to the extent that a Participant is engaged in an activity which would violate the non-competition or non-solicitation provisions of any employment or severance agreement between the Company or the Bank and a Participant. For purposes of this Section 4.2 of the Plan, no violation of any non-competition or non-solicitation provisions shall be found unless and until there shall have been delivered to the Participant a copy of a resolution duly adopted by the affirmative vote of three-fourths of the members of the Board of Directors of the Company or the Bank or at a meeting of such Board called and held for such purpose (after reasonable notice is provided to Participant and the Participant is given an opportunity, together with counsel, to be heard before such Board), finding that, in the good faith opinion of such Board, the Participant has violated the terms of such non-competition and/or non-solicitation provisions, as applicable, and specifying the particulars thereof in detail.

SECTION V

Death Benefits Payable

5.1 Death Before Retirement: If a Participant should die after attaining age 50 and 5 years of Service but before Retirement, his or her Surviving Spouse shall receive a benefit equal to 100% of the Participant’s retirement benefit determined in accordance with the table set forth in Section 3.2, based upon the Participant’s years of Service as of the date of his or her death, actuarially adjusted in the same manner as is applicable under the Basic Plan, as if the Participant had retired and commenced receiving a benefit on the first day of the month immediately following the date of his or her death.

5.2 Death After Retirement: If a Participant should die after Retirement, but before commencement of payment of his or her benefits under the Plan, his or her Surviving Spouse shall receive a benefit equal to 100% of the amount of the Participant’s benefit determined in accordance with the table set forth in Section 3.1, based upon the Participant’s years of Service as of the date of his or her Retirement, actuarially adjusted in the same manner as is applicable under the Basic Plan, as if the Participant had retired and commenced receiving a benefit on the first day of the month immediately following the date of his or her death.

5.3 Death During Payment of Retirement Benefits: If a Participant dies after benefit payments have commenced under this Plan, his or her Surviving Spouse shall receive a benefit equal to the same percentage and form of the surviving benefit, if any, elected under the Basic Plan.

5.4 A Surviving Spouse’s benefits will be payable monthly, and will commence on the first day of the month following the month in which the Participant dies. The last payment will be on the first day of the month in which the Surviving Spouse dies.

SECTION VI

Miscellaneous

6.1 The Bank reserves the right to amend this Plan; provided, however, no amendment hereof shall either (i) reduce the vested portion of any Participant’s benefits hereunder or (ii) reduce the level of benefits provided by the terms of this Plan. Any such amendment shall be made pursuant to a resolution of the Board.

6.2 Nothing contained herein will confer upon any Participant the right to be retained in the service of the Bank, nor will it interfere with the right of the Bank to discharge or otherwise deal with Participants without regard to the existence of this Plan.

6.3 The Plan is unfunded, and the Bank will make Plan benefit payments solely on a current disbursement basis.

6.4 To the maximum extent permitted by law, no benefit under this Plan shall be assignable or subject in any manner to alienation, sale, transfer, claims of creditors, pledge, attachment or encumbrances of any kind.

6.5 The Committee may adopt rules and regulations to assist it in the administration of the Plan.

6.6 This Plan is established under and will be construed according to the laws of the State of Connecticut.

Section VII

Claims and Review Procedures

7.1 Claims Procedure. A Participant or beneficiary (“claimant”) who has not received benefits under the Plan that he or she believes should be paid shall make a claim for such benefits as follows:

7.1.1 Initiation – Written Claim. The claimant initiates a claim by submitting to the Bank a written claim for the benefits.

7.1.2 Timing of Bank Response. The Bank shall respond to such claimant within 90 days after receiving the claim. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

7.1.3 Notice of Decision. If the Bank denies part or all of the claim, the Bank shall notify the claimant in writing of such denial. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

7.1.3.1 The specific reasons for the denial;

7.1.3.2 A reference to the specific provisions of the Plan on which the denial is based;

7.1.3.3 A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;

7.1.3.4 An explanation of the Plan’s review procedures and the time limits applicable to such procedures; and

7.1.3.5 A statement of the claimant’s right to bring a civil action under Section 502(a) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), following an adverse benefit determination on review.

7.2 Review Procedure. If the Bank denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows:

7.2.1 Initiation – Written Request. To initiate the review, the claimant, within 60 days after receiving the Bank’s notice of denial, must file with the Bank a written request for review.

7.2.2 Additional Submissions – Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Bank shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

7.2.3 Considerations on Review. In considering the review, the Bank shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

7.2.4 Timing of Bank Response. The Bank shall respond in writing to such claimant within 60 days after receiving the request for review. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

7.2.5 Notice of Decision. The Bank shall notify the claimant in writing of its decision on review. The Bank shall write the notification in a manner calculated to be understood by the claimant. If the decision is a denial, then the notification shall set forth:

7.2.5.1 The specific reasons for the denial;

7.2.5.2 A reference to the specific provisions of the Plan on which the denial is based;

7.2.5.3 A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and

7.2.5.4 A statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA.

IN WITNESS WHEREOF, this Plan has been executed this          day of November 2003.

THE NEW HAVEN SAVINGS BANK

By:

Appendix A

To the 2004 New Haven Savings Bank

Supplemental Executive Retirement Plan

Dated: January 1, 2004

Officer

1.	Merrill Blanksteen

2.	Gail Brathwaite

3.	Don Chaffee

4.	Koon-Ping Chan

5.	J. Edward Diamond

6.	Paul McCraven

7.	Peyton Patterson

8.	David Purcell

9.	Diane Wishnafski

Appendix B

To the 2004 New Haven Savings Bank

Supplemental Executive Retirement Plan

Dated: January 1, 2004

Officer

1.	Merrill Blanksteen

2.	Gail Brathwaite

3.	Peyton Patterson